Exhibit 99
NextEra Energy Partners, LP
Media Line: 561-694-4442
Oct. 23, 2018

FOR IMMEDIATE RELEASE

NextEra Energy Partners, LP reports third-quarter 2018 financial results

•	Grows distributions approximately 15 percent year-over-year

•	Is on track to complete the acquisition of approximately 1,388 megawatts of wind and solar projects to achieve previously outlined 2018 growth expectations

•	Announces long-term contract to enable approximately $115 million organic growth investment at Texas pipelines

•	Introduces Dec. 31, 2019, run-rate expectations for adjusted EBITDA and CAFD

JUNO BEACH, Fla. - NextEra Energy Partners, LP (NYSE: NEP) today reported third-quarter 2018 net income attributable to NextEra Energy Partners of $33 million. NextEra Energy Partners also reported third-quarter 2018 adjusted EBITDA of $203 million, representing growth of approximately 14 percent compared to the third quarter of 2017. For the third quarter of 2018, cash available for distribution (CAFD) was $81 million, representing growth of approximately 72 percent compared to the third quarter of 2017 as CAFD benefited from new project additions and favorable debt service.

NextEra Energy Partners' management uses adjusted EBITDA and CAFD, which are non-GAAP financial measures, internally for financial planning, analysis of performance and reporting of results to the board of directors. NextEra Energy Partners also uses these measures when communicating its financial results and earnings outlook to analysts and investors. The attachments to this news release include a reconciliation of historical adjusted EBITDA and CAFD to net income, which is the most directly comparable GAAP measure.

"We are pleased with the progress NextEra Energy Partners has made throughout 2018 against our strategic and growth initiatives," said Jim Robo, chairman and chief executive officer. "During the quarter, the partnership announced an agreement to acquire nearly 1,400 megawatts of wind and solar projects from NextEra Energy Resources. These assets will further enhance the already best-in-class quality and diversity of the underlying portfolio and are expected to complete the growth necessary to achieve our previously outlined year-end 2018 expectations. The acquisition will be partially financed with the recently announced $750 million convertible equity portfolio financing with BlackRock Global Energy & Power Infrastructure, which further demonstrates NextEra Energy Partners' ability to access additional attractive sources of capital to finance its growth. Additionally, we're pleased to announce that NextEra Energy Partners has executed a long-term contract that enables an approximately $115 million investment in additional pipeline compression capacity on the Texas pipelines, which is expected to deliver attractive returns to limited partner unitholders. Today, we are introducing Dec. 31, 2019, run-rate expectations for adjusted EBITDA and CAFD, reflecting calendar year 2020 expectations for the forecasted portfolio at year-end 2019 that are consistent with our announced long-term growth prospects. With clear visibility into how to achieve its growth objectives and significant flexibility to finance that growth, we continue to believe that NextEra Energy Partners is as well-positioned as it has ever been to meet our long-term financial expectations without the need to sell common equity until 2020 at the earliest, other than modest at-the-market equity program issuances."

In September, NextEra Energy Partners announced an agreement with a subsidiary of NextEra Energy Resources, LLC to acquire a geographically diverse portfolio of 11 wind and solar projects. The approximately 1,388-MW portfolio of wind and solar assets has a CAFD-weighted remaining contract life of approximately 18 years. NextEra Energy Partners expects to complete the acquisition in the fourth quarter of 2018, subject to customary closing conditions and the receipt of certain regulatory approvals.

NextEra Energy Partners intends to finance the $1.275 billion cash purchase price through a combination of the proceeds from the sale earlier this year of its Canadian assets and the recently announced $750 million convertible equity portfolio financing with a fund managed by BlackRock Global Energy & Power Infrastructure (the "Fund").

Under the terms of the convertible equity portfolio financing, the Fund will pay $750 million in exchange for an equity interest in the entity that will own the approximately 1,388-MW portfolio being acquired by NextEra Energy Partners. The Fund is expected to earn an effective coupon of approximately 2.5 percent over the initial three-year period, which represents the Fund's initial 15 percent allocation of distributable cash flow from the portfolio. During the fourth year of the agreement, NextEra Energy Partners expects to exercise its right to buy out the Fund's equity interest for a fixed payment equal to $750 million, plus a fixed pre-tax return of 7.75 percent (inclusive of all prior distributions). NextEra Energy Partners has the right to pay at least 70 percent of the buyout amount in NextEra Energy Partners common units, issued at no discount to the then-current market price, with the balance paid in cash. Following the initial three-year period, if NextEra Energy Partners has not exercised its buyout right, the Fund's allocation of distributable cash flow from the portfolio would increase to 80 percent.

NextEra Energy Partners has announced the execution of a long-term contract that enables an approximately $115 million investment in additional pipeline compression capacity on the Texas pipelines. The expansion opportunity is expected to deliver attractive returns to limited partner unitholders and demonstrates the organic growth potential of NextEra Energy Partners' underlying portfolio. The project is expected to be initially financed with the partnership's existing debt capacity and, subject to regulatory approvals, is anticipated to be placed into service during the fourth quarter of 2020.

Quarterly distribution declaration
The board of directors of NextEra Energy Partners declared a quarterly distribution of $0.45 per common unit (corresponding to an annualized rate of $1.80 per common unit) to the unitholders of NextEra Energy Partners. With the declaration, the distribution has grown approximately 15 percent on an annualized basis versus the third quarter of 2017. The distribution will be payable on Nov. 14, 2018, to unitholders of record as of Nov. 6, 2018.

At-the-market equity issuance program
During the quarter, NextEra Energy Partners reinitiated the use of its at-the-market equity issuance program, successfully completing the sale of approximately 1.7 million common units for net proceeds of approximately $81 million.

Outlook
From a base of its fourth-quarter 2017 distribution per common unit at an annualized rate of $1.62, NextEra Energy Partners continues to expect 12 to 15 percent per year growth in limited partner distributions as being a reasonable range of expectations through at least 2023, subject to the usual caveats. The partnership expects the annualized rate of the fourth-quarter 2018 distribution, meaning the fourth-quarter distribution that is payable in February 2019, to be in a range of $1.81 to $1.86 per common unit.

Following the acquisition of the announced portfolio from NextEra Energy Resources, NextEra Energy Partners continues to expect a Dec. 31, 2018, run rate for adjusted EBITDA of $1.00 billion to $1.15 billion and CAFD of $360 million to $400 million, reflecting calendar year 2019 expectations for the forecasted portfolio at year-end 2018. In addition, NextEra Energy Partners announced today that it expects a Dec. 31, 2019, run rate for adjusted EBITDA of $1.20 billion to $1.375 billion and CAFD of $410 million to $480 million, reflecting calendar year 2020 expectations for the forecasted portfolio at year-end 2019. These expectations include the impact of expected incentive distribution rights fees, as these fees are treated as an operating expense.

Adjusted EBITDA, CAFD and limited partner distribution expectations assume, among other things, normal weather and operating conditions, public policy support for wind and solar development and construction, market demand and transmission expansion support for wind and solar development, market demand for pipeline capacity and access to capital at reasonable cost and terms. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results. Adjusted EBITDA and CAFD do not represent substitutes for net income, as prepared in accordance with GAAP. The adjusted EBITDA and CAFD run-rate expectations have not been reconciled to GAAP net income because NextEra Energy Partners did not prepare estimates of the effect of forecasted acquisitions on certain GAAP line items that would be necessary to provide a forward-looking estimate of GAAP net income, and the information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

As previously announced, NextEra Energy Partners' third-quarter 2018 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be third-quarter 2018 financial results for NextEra Energy, Inc. (NYSE: NEE). The listen-only webcast will be available on the website of NextEra Energy Partners by accessing the following link: www.NextEraEnergyPartners.com/Earnings. The news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergyPartners.com/Earnings, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.
NextEra Energy Partners, LP
NextEra Energy Partners, LP (NYSE: NEP) is a growth-oriented limited partnership formed by NextEra Energy, Inc. (NYSE: NEE). NextEra Energy Partners acquires, manages and owns contracted clean energy projects with stable, long-term cash flows. Headquartered in Juno Beach, Florida, NextEra Energy Partners owns interests in wind and solar projects in the U.S., as well as natural gas infrastructure assets in Texas. The renewable energy projects are contracted, use industry-leading technology and are located in regions that are favorable for generating energy from the wind and sun. The seven natural gas pipelines in the portfolio are all strategically located, serving power producers and municipalities in South Texas, processing plants and producers in the Eagle Ford Shale, and commercial and industrial customers in the Houston area. The NET Mexico Pipeline, the largest pipeline in the portfolio, provides a critical source of natural gas transportation for low-cost, U.S.-sourced shale gas to Mexico. For more information about NextEra Energy Partners, please visit: www.NextEraEnergyPartners.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy Partners, LP (together with its subsidiaries, NEP) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NEP’s control. Forward-looking statements in this news release include, among others, statements concerning adjusted EBITDA, cash available for distributions (CAFD) and unit distribution expectations, as well as statements concerning NEP's future operating performance and financing needs. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NEP and its business and financial condition are subject to risks and uncertainties that could cause NEP’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties could require NEP to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: NEP has a limited operating history and its projects include renewable energy projects that have a limited operating history. Such projects may not perform as expected; NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects; NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather; Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned power outages, reduced output, personal injury or loss of life; Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect the Texas pipelines’ operations; NEP depends on certain of the renewable energy projects and pipelines in its portfolio for a substantial portion of its anticipated cash flows; NEP is pursuing the expansion of natural gas pipelines in its portfolio that will require up-front capital expenditures and expose NEP to project development risks; NEP's ability to maximize the productivity of the Texas pipeline business and to complete potential pipeline expansion projects is dependent on the continued availability of natural gas production in the Texas pipelines’ areas of operation; Terrorist or similar attacks could impact NEP's projects, pipelines or surrounding areas and adversely affect its business; The ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not insure against all potential risks and it may become subject to higher insurance premiums; Warranties provided by the suppliers of equipment for NEP's projects may be limited by the ability of a supplier to satisfy its warranty obligations, or by the terms of the warranty, so the warranties may be insufficient to compensate NEP for its losses; Supplier concentration at certain of NEP's projects may expose it to significant credit or performance risks; NEP relies on interconnection, transmission and other pipeline facilities of third parties to deliver energy from its renewable energy projects and to transport natural gas to and from the Texas pipelines. If these facilities become unavailable, NEP's projects and pipelines may not be able to operate, deliver energy or become partially or fully available to transport natural gas; NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP’s cost of operations and affect or limit its business plans; NEP's renewable energy projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations; A change in the jurisdictional characterization of some of the Texas pipeline entities' assets, or a change in law or regulatory policy, could result in increased regulation of these assets, which could have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repair or preventative or remedial measures; The Texas pipelines’ operations could incur significant costs if the Pipeline and Hazardous Materials Safety Administration or the Railroad Commission of Texas adopts more stringent regulations; Petroleos Mexicanos (Pemex) may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico; NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or leaseholders that have rights that are superior to NEP's rights or the U.S. Bureau of Land Management suspends its federal rights-of-way grants; NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future; NEP's cross-border operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and non-U.S. jurisdictions; NEP is subject to risks associated with its ownership or acquisition of projects or pipelines that remain under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected; NEP relies on a limited number of customers and is exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP; NEP may not be able to extend, renew or replace expiring or terminated power purchase agreements (PPA) and natural gas transportation agreements at favorable rates or on a long-term basis; If the energy production by or availability of NEP's U.S. renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under the U.S. Project Entities’ PPAs; NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices; NextEra Energy Operating Partners’ (NEP OpCo) partnership agreement requires that it distribute its available cash, which could limit NEP’s ability to grow and make acquisitions; Lower prices for other fuel sources may reduce the demand for wind and solar energy; Reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect the Texas pipelines’ operations and cash flows; Government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy; NEP's growth strategy depends on the acquisition of projects developed by NextEra Energy, Inc. (NEE) and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements; Acquisitions of existing clean energy projects involve numerous risks; Renewable energy procurement is subject to U.S. state regulations, with relatively irregular, infrequent and often competitive procurement windows; NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors; NEP faces substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America; The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business; NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions; Restrictions in NEP and its subsidiaries' financing agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries’ cash distributions to NEP under the terms of their indebtedness; NEP's subsidiaries’ substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition; Currency exchange rate fluctuations may affect NEP's operations; NEP is exposed to risks inherent in its use of interest rate swaps; Under the cash sweep and credit support agreement, NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support; NextEra Energy Resources, LLC (NEER) or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NEP OpCo. NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return all or a portion of these funds; NEP may not be able to consummate future acquisitions; NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms; NextEra Energy Partners GP, Inc. (NEP GP) and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders; NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions; NEP may only terminate the Management Services Agreement among, NEP, NextEra Energy Management Partners, LP (NEE Management), NEP OpCo and NextEra Energy Operating Partners GP, LLC (NEP OpCo GP) under certain specified conditions; If the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms; NEP's arrangements with NEE limit NEE’s potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account; NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners; If NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee; Holders of NEP’s units may be subject to voting restrictions; NEP’s partnership agreement replaces the fiduciary duties that NEP GP and NEP’s directors and officers might have to holders of its common units with contractual standards governing their duties; NEP’s partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties; Certain of NEP’s actions require the consent of NEP GP; Holders of NEP's common units and preferred units currently cannot remove NEP GP without NEE’s consent; NEE’s interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent; The IDR fee may be assigned to a third party without unitholder consent; NEP may issue additional units without unitholder approval, which would dilute unitholder interests; Reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions to or from NEP OpCo and from NEP to NEP's unitholders, and the amount and timing of such reimbursements and fees will be determined by NEP GP and there are no limits on the amount that NEP OpCo may be required to pay; Discretion in establishing cash reserves by NEP OpCo GP may reduce the amount of cash distributions to unitholders; NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate NEP's business; Increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders; The price of NEP's common units may fluctuate significantly and unitholders could lose all or part of their investment; The liability of holders of NEP's common units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business; Unitholders may have liability to repay distributions that were wrongfully distributed to them; Provisions in NEP’s partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable, which could decrease the value of NEP's common units, and could make it more difficult for NEP unitholders to change the board of directors; The board of directors, a majority of which may be affiliated with NEE, decides whether to retain separate counsel, accountants or others to perform services for NEP; The New York Stock Exchange does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements; Any issuance of preferred units will dilute common unitholders’ ownership in NEP and may decrease the amount of cash available for distribution for each common unit; The preferred units have rights, preferences and privileges that are not held by, and will be preferential to the rights of, holders of the common units; NEP's future tax liability may be greater than expected if NEP does not generate net operating losses (NOLs) sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions; NEP's ability to use NOLs to offset future income may be limited; NEP will not have complete control over NEP's tax decisions; A valuation allowance may be required for NEP's deferred tax assets; Distributions to unitholders may be taxable as dividends; NEP discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2017 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NEP undertakes no obligation to update any forward-looking statements.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(millions, except per unit amounts)
(unaudited)
PRELIMINARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017(a)	2018	2017(a)
OPERATING REVENUES
Renewable energy sales	$124	$141	$449	$466
Texas pipelines service revenues	54	50	166	144
Total operating revenues	178	191	615	610
OPERATING EXPENSES (INCOME)
Operations and maintenance	65	61	193	184
Depreciation and amortization	49	56	152	169
Loss (gain) on disposal of Canadian Holdings	—	—	(158)	—
Taxes other than income taxes and other	5	5	15	15
Total operating expenses - net	119	122	202	368
OPERATING INCOME	59	69	413	242
OTHER INCOME (DEDUCTIONS)
Interest expense	31	(50)	(93)	(154)
Benefits associated with differential membership interests - net	—	21	—	83
Equity in earnings of equity method investee	23	22	39	38
Equity in earnings of non-economic ownership interests	11	9	25	12
Other - net	1	—	14	(2)
Total other income (deductions) - net	66	2	(15)	(23)
INCOME BEFORE INCOME TAXES	125	71	398	219
INCOME TAX EXPENSE	15	21	13	52
NET INCOME	110	50	385	167
Net income attributable to preferred distributions	(6)	—	(18)	—
Net income attributable to noncontrolling interests(b)	(71)	(49)	(178)	(141)
NET INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$33	$1	$189	$26

Weighted average number of common units outstanding - basic	54.9	54.3	54.5	54.2
Weighted average number of common units outstanding - assuming dilution	74.6	54.3	74.2	54.2
Earnings per common unit attributable to NextEra Energy Partners, LP - basic	$0.60	$0.01	$3.47	$0.47
Earnings per common unit attributable to NextEra Energy Partners, LP - assuming dilution	$0.58	$0.01	$3.25	$0.47
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(a)
Prior-period financial information has been retrospectively adjusted to include the historical results and financial position of the common control acquisitions prior to their respective acquisition dates.

(b)
For the three and nine months ended September 30, 2017, the calculation of net income attributable to noncontrolling interests includes the pre-acquisition net income of the common control acquisitions.

NEXTERA ENERGY PARTNERS, LP
Reconciliation of Net Loss to Adjusted EBITDA and Cash Available for Distribution (CAFD)
(millions)

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Net income	$110	$385
Add back:
Depreciation and amortization	49	152
Interest expense	(31)	93
Income taxes	15	13
Tax credits	60	202
Gains on disposal of Canadian Holdings and related foreign currency hedge	—	(168)
Equity in earnings of non-economic ownership interests	(11)	(25)
Payment of Jericho receivable	—	30
Post-acquisition depreciation and interest expense included within equity in earnings of equity method investee	13	37
Other	(2)	(6)
Adjusted EBITDA	$203	$713
Tax credits	(60)	(202)
Other - net	(1)	(14)
Cash available for distribution before debt service payments	$142	$497
Cash interest paid	(60)	(162)
Debt repayment	(1)	(44)
Cash available for distribution	$81	$291

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(unaudited)
PRELIMINARY

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$76	$154
Accounts receivable	73	85
Due from related parties	809	88
Restricted cash	15	25
Other current assets	36	46
Total current assets	1,009	398
Non-current assets:
Property, plant and equipment - net	5,132	6,197
Deferred income taxes	99	181
Intangible assets – customer relationships - net	648	661
Goodwill	584	628
Investment in equity method investee	235	218
Investments in non-economic ownership interests	30	11
Other non-current assets	113	101
Total non-current assets	6,841	7,997
TOTAL ASSETS	$7,850	$8,395
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10	$26
Due to related parties	42	45
Current maturities of long-term debt	64	99
Accrued interest	13	39
Other current liabilities	53	67
Total current liabilities	182	276
Non-current liabilities:
Long-term debt	3,491	4,218
Deferral related to differential membership interests	—	1,442
Deferred income taxes	10	63
Asset retirement obligation	70	81
Non-current due to related party	21	21
Other non-current liabilities	44	86
Total non-current liabilities	3,636	5,911
TOTAL LIABILITIES	3,818	6,187
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred units (14.0 units issued and outstanding)	548	548
Common units (56.0 and 54.3 units issued and outstanding, respectively)	1,845	1,639
Accumulated other comprehensive income (loss)	(5)	1
Noncontrolling interests	1,644	20
TOTAL EQUITY	4,032	2,208
TOTAL LIABILITIES AND EQUITY	$7,850	$8,395

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
(unaudited)
PRELIMINARY

	Nine Months Ended September 30,
	2018	2017(a)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$385	$167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152	169
Change in value of derivative contracts	(51)	18
Deferred income taxes	23	54
Benefits associated with differential membership interests - net	—	(83)
Equity in earnings of equity method investee, net of distributions received	(11)	(8)
Equity in earnings of non-economic ownership interests	(25)	(12)
Gain on disposal of Canadian Holdings	(158)	—
Other - net	(3)	9
Changes in operating assets and liabilities:
Accounts receivable	(9)	(1)
Other current assets	4	(7)
Other non-current assets	2	—
Accounts payable and accrued expenses	(19)	(1)
Due to related parties	—	(3)
Other current liabilities	(29)	(1)
Payment of acquisition holdback	—	(14)
Other non-current liabilities	8	6
Net cash provided by operating activities	269	293
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of membership interests in subsidiaries	—	(242)
Capital expenditures	(10)	(342)
Proceeds from CITCs	—	77
Proceeds from the sale of Canadian Holdings - net	517	—
Payments to related parties under CSCS agreement - net	(720)	(301)
Net cash used in investing activities	(213)	(808)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common units - net	81	—
Issuances of long-term debt	—	1,880
Retirements of long-term debt	(74)	(1,171)
Deferred financing costs	—	(21)
Capped call transaction	—	(12)
Partners/Members' contributions	32	307
Partners/Members' distributions	(205)	(232)
Preferred unit distributions	(15)	—
Proceeds from differential membership investors	56	34
Payments to differential membership investors	(16)	(19)
Change in amounts due to related parties	(1)	(78)
Payment of acquisition holdback	—	(186)
Net cash provided by (used in) financing activities	(142)	502
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(88)	(12)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - BEGINNING OF PERIOD	198	191
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - END OF PERIOD	$110	$179
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(a)
Prior-period financial information has been retrospectively adjusted to include the historical results and financial position of the common control acquisitions prior to their respective acquisition dates.